Exhibit 99.1

Quotient Adopts Tax Benefits Preservation Plan to

Protect Valuable Tax Assets

SALT LAKE CITY, Utah. – NOVEMBER 11, 2021 — Quotient (NYSE: QUOT) (the “Company”), the leading digital media and promotions technology company, today announced that its Board of Directors has unanimously adopted a tax benefits preservation plan (the Plan) to protect the Company’s ability to use its net operating loss carryforwards (NOLs) and other tax assets under Section 382 of the Internal Revenue Code (the Code). The Plan is similar to plans adopted by other companies with significant NOLs.

The Company estimates that it currently has between approximately $285 million and $290 million of federal NOLs available to offset future taxable income. These NOLs are available to reduce the Company’s future federal income tax expense and represent significant value to the Company. The purpose of the Plan is to protect the Company’s ability to use these tax assets, which would be substantially limited if the Company experienced an “ownership change” within the meaning of Section 382 of the Code. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more of its “5-percent shareholders” (as such term is defined in Section 382 of the Code) increases by more than 50 percentage points over a rolling three-year period.

Pursuant to the Plan, the Company will issue, by means of a dividend, one preferred share purchase right for each outstanding share of Company common stock to stockholders of record at the close of business on November 24, 2021. Stockholders are not required to take any action to receive the rights. Initially, these rights will not be exercisable and will trade with, and be represented by, the shares of Company common stock.

The Company intends to submit the Plan to a vote of its stockholders at its 2022 annual meeting of stockholders or else by November 11, 2022. The Plan will expire if stockholders disapprove the Plan at the 2022 annual meeting or stockholder approval is not otherwise obtained by November 11, 2022, unless the Plan is otherwise terminated earlier according to its terms.

Under the Plan, the rights generally become exercisable only if a person or group (an “acquiring person”) acquires beneficial ownership of 4.9% or more of the outstanding shares of Company common stock in a transaction not approved by the Board. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of Company common stock at a 50% discount. The Board, at its option, may exchange each right (other than rights owned by the acquiring person that have become void) in whole or in part, at an exchange ratio of one share of Company common stock per outstanding right, subject to adjustment. Except as provided in the Plan, the Board is entitled to redeem the rights at $0.001 per right.

If a person or group beneficially owns 4.9% or more of the outstanding shares of Company common stock prior to today’s announcement of the Plan, then that person’s or group’s existing ownership percentage will be grandfathered. However, grandfathered shareholders will generally not be permitted to acquire any additional shares.

Additional information regarding the Plan will be contained in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Sidley Austin LLP is acting as legal counsel to the Company.

About Quotient

Quotient (NYSE: QUOT) is the leading digital media and promotions technology company for advertisers, retailers and consumers. Quotient’s omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, CVS, Dollar General and Peapod Digital Labs, a company of Ahold Delhaize USA. Quotient is headquartered in Salt Lake City, Utah and has offices across the US as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owner.

Investor Relations:

Marc P. Griffin

ICR for Quotient

Phone: 646-277-1270

ir@quotient.com